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                                                                    EXHIBIT 10.1


                                    AGREEMENT


        This Agreement is entered into as of June 2, 1999 by and between Excel Legacy Corporation, a Delaware corporation ("Legacy"), and Price Enterprises, Inc., a Maryland corporation ("PREN").


                                    Recitals

A. Legacy and certain shareholders of PREN (the "Selling Shareholders") have entered into an Agreement dated May 12, 1999 (the "Shareholders Agreement").

B. As a condition precedent to Legacy's commitments under the Shareholders Agreement, Legacy has required that PREN enter into this Agreement pursuant to which PREN is agreeing to take certain actions, subject to the terms and conditions set forth herein.


                                    Agreement

        The parties to this Agreement, intending to be legally bound, hereby agree as follows:

1. Capitalized terms used and not otherwise defined in this Agreement shall have the meanings assigned to them in the Shareholders Agreement.

2       PREN agrees that if any of the following events do not occur as described, the provisions of Item 3 below shall immediately take effect:

    A. On the Board Approval Date, the Directors of PREN shall have taken such actions as may be necessary (i) to approve the taking of all actions described on Exhibit A hereto without any further Board approval, (ii) to provide for the treatment of PREN options as described on Exhibit B hereto, and (iii) to appoint Gary Sabin as Chief Executive Officer of PREN. All such approvals and other actions shall be effective as of the Closing and shall state that they are irrevocable.

    B. PREN shall not take any action (i) to revoke, modify or otherwise alter in any way the approvals and other actions referred to in Item 2A above or Item 8B of the Shareholders Agreement, or (ii) to contest or challenge in any way (through litigation or otherwise) the validity or irrevocability of the approvals and other actions referred to in Item 2A above or Item 8B of the Shareholders Agreement. PREN shall vigorously defend against any litigation or other claim brought by a third party to contest or challenge in any way such approvals or other actions.

    C. The Directors of PREN shall permit Gary Sabin and Richard Muir (or two other designees of Legacy) to attend all meetings of the Board of Directors of PREN (other than those relating to the transactions contemplated hereby or relating to any Company Takeover Proposal) in a non-voting observer capacity until the Closing, at which time the Directors of PREN shall cause Messrs. Sabin and Muir (or two other designees of Legacy) to be






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        appointed or elected as members of the Board of Directors of PREN.
        Legacy's Board observer rights shall terminate if this Agreement terminates.

    D. PREN shall cooperate with Legacy and use all reasonable efforts to take or cause to be taken all actions necessary with respect to the preparation and filing of the Offer documents or Merger documents (as applicable), including all actions required pursuant to Section 14 of the Securities Exchange Act of 1934 (but shall not be required to execute any agreements or to make any representations or warranties, other than as required by applicable rules and regulations of the Securities and Exchange Commission, Nasdaq or any lenders of PREN in order to consummate the transactions contemplated by this Agreement or the Shareholders Agreement). In the case of the Merger, PREN shall take or cause to be taken all actions necessary to duly call and hold a meeting of the PREN shareholders to consider the Merger and related matters.

    E. Except in relation to the matters described in this Agreement or the Shareholders Agreement, the Directors of PREN shall act only in the ordinary course of business until the Closing. Without limiting the generality of the foregoing, PREN shall not, without the prior written consent of Legacy, incur material debt, or issue or agree to issue any equity securities or securities convertible or exchangeable into or exercisable for equity securities, or pay any dividend other than regularly scheduled dividends on the PREN Preferred Stock, or take any action that would cause PREN to fail to qualify as a REIT.

    F. PREN shall use all reasonable efforts to satisfy the Offer Conditions or the Merger Conditions (as applicable). PREN agrees that it will proceed in good faith as expeditiously as possible to complete requisite governmental reviews, to obtain any requisite approvals and otherwise to consummate the transactions contemplated by this Agreement and the Shareholders Agreement, and neither PREN nor its counsel will engage in any communications with third parties (including governmental offices and agencies) without the direct participation of Legacy and its counsel.

3. If any of the events described in Item 2 do not occur as described, Legacy shall be entitled, at its election, either to (i)(A) acquire the shares of PREN Common Stock held in Escrow by consummating the Offer with the consideration specified in Item 1 of the Shareholders Agreement and having such shares tendered in accordance with the Escrow Agreement, and (B) any and all equitable remedies necessary to ensure PREN's compliance with this Agreement, or
(ii) liquidated damages in the amount of $7,500,000. Additionally, in the case of clause (ii) above, upon notice to the escrow agent in accordance with the Escrow Agreement of PREN's having breached this Agreement, the Escrow shall be terminated, the initial $7,500,000 (together with earnings thereon) shall be returned to Legacy, and any and all other shares and other items held in the Escrow shall be returned to the parties who originally deposited them. The parties expressly recognize that in the event of any failure of condition referenced above, measuring monetary damages would be extremely difficult or impracticable to ascertain because of the nature of the assets of PREN. The payment of $7,500,000 as described above in this Item 3 is not intended as a forfeiture or penalty within the meaning of California Civil Code Sections
3275 or 3369 but is intended to constitute liquidated damages, and shall be the sole and exclusive remedy of Legacy.





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4.      Legacy agrees and commits that:

    A. At or as promptly as practicable after the Closing, Legacy shall cause to be taken all actions reasonably necessary to cause the Preferred Stock of PREN to be entitled under PREN's charter documents (including those of any successor to PREN by merger, etc.) to elect a majority of the Directors of PREN (which majority shall mean that the holders of PREN Preferred Stock have one more designee than Legacy); provided that such right shall terminate upon the earliest to occur of the following (the "Preferred Termination"): (i) less than 2,000,000 shares of PREN Preferred Stock (adjusted for stock splits, dividends, reverse splits, etc.) shall remain outstanding, (ii) Legacy shall have made an offer to purchase any and all outstanding shares of PREN Preferred Stock at a cash price of $16 per share, and shall have purchased all shares duly tendered and not withdrawn, or (iii) the Directors of PREN shall have
        (a) issued or agreed to issue any equity securities or securities convertible or exchangeable into or exercisable for equity securities, in any case without unanimous Board approval, or (b) failed in any fiscal year to declare or pay dividends on the PREN Common Stock as and when requested by Legacy (1) to distribute 100% of PREN's taxable income for such fiscal year or otherwise to maintain PREN's status as a REIT, or (2) in an amount equal to the excess, if any, of (x)(A) funds from operations less rent smoothing for such fiscal year, minus (B) the amount required to pay dividends on the PREN Preferred Stock for such fiscal year, over (y) $7,500,000. Pending the effectuation of such corporate action, Legacy agrees for the benefit of the holders of PREN Preferred Stock to vote in favor of the election of Jack McGrory, Simon Lorne and James Cahill (or their designees) as Directors of PREN and to vote against any increase in the size of the PREN Board beyond five members. Following the Closing until the Preferred Termination, neither Legacy nor any subsidiary or affiliate of Legacy which acquires shares of PREN Preferred Stock shall be entitled to vote such shares in any election of Directors of PREN.

    B. Legacy shall commence taking all actions reasonably necessary to make the Offer or to effect the Merger (as applicable) to acquire all outstanding shares of PREN Common Stock (including those shares held in Escrow) for the consideration specified in Item 1 of the Shareholders Agreement, subject in the case of the Offer only to the Offer Conditions, and in the case of the Merger only to the Merger Conditions. In the case of the Offer, Legacy shall purchase all shares duly tendered and not withdrawn.

    C. Legacy shall use all reasonable efforts to satisfy the Offer Conditions or the Merger Conditions (as applicable). Legacy agrees that it will proceed in good faith as expeditiously as possible to complete requisite governmental reviews, to obtain any requisite approvals and otherwise to consummate the transactions contemplated hereby, and neither Legacy nor its counsel will engage in any communications with third parties (including governmental offices and agencies) without the direct participation of PREN and its counsel.

    D. Legacy shall not take any action to cause a direct or indirect Change of Control of PREN (including by Change of Control of Legacy itself) (i) after the date hereof and prior to the Closing without the consent of Price, or (ii) after the Closing, without either offering to





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        purchase all shares of PREN Preferred Stock or obtaining the approval of a majority of such shares (unless a higher percentage is required by PREN's charter or Maryland law). For purposes of this provision, a "Change of Control" will be deemed to have occurred at such time as (a) any person or group of related persons for purposes of Section 13(d) of the Securities Exchange Act of 1934 (other than Legacy) becomes the beneficial owner of 50% or more of the total voting power of PREN or Legacy, (b) there shall be consummated any merger or consolidation of PREN or Legacy in which PREN or Legacy, as the case may be, is not the continuing or surviving corporation or pursuant to which the Common
        Stock of PREN or Legacy would be converted into cash, securities or other property, other than a merger or consolidation in which the holders of the Common Stock of PREN or Legacy outstanding immediately prior to the merger or consolidation hold at least a majority of the Common Stock of the surviving corporation immediately after such merger or consolidation, or (c) the directors of Legacy on the date hereof (or persons nominated for election by such directors) shall no longer constitute a majority of the Board of Directors of Legacy.

    E. Following the Closing until the Preferred Termination, Legacy shall take all actions in its power to ensure that at least one representative of the interests of the PREN Preferred Stock, as designated by a majority in interest of the Selling Shareholders who hold PREN Preferred Stock, is serving as a director of Legacy.

    F. Legacy shall cause any and all Debentures and Notes to be registered under the Securities Act of 1933, and to maintain such registration, in each case if and as necessary to make all such Debentures and Notes freely transferable.

    G. Within 10 days after the Closing, Legacy shall use all reasonable efforts to cause PREN to pay all options held by employees and directors of PREN, and severance payments for employees of PREN, as described on Exhibit B and Schedule B-2 hereto. With Legacy's prior written consent, which consent shall not be unreasonably withheld, PREN may terminate certain employees prior to the Closing and pay such employees the severance payments described on Exhibit B and Schedule B-2 hereto. Upon the Closing, Legacy shall provide PREN with the funds to cover all payments under such exhibit and schedule.

    H. Legacy shall cause PREN to maintain Officers' and Directors' Errors and Omissions Insurance insuring all persons who are or were officers or directors of PREN in an amount not less than that in effect on April 30, 1999, for a period of at least 3 years following the Closing, and thereafter as long as necessary (if at all) to ensure the continuation of protection with respect to any and all claims made prior to the end of that period, and shall, and shall cause PREN to, hold harmless and indemnify each such person against all expense, loss and liability (including costs of defense and investigation) relating to their actions as such officers or directors of PREN, except, as to any such person, as to any matter as to which it is finally judicially determined that indemnification is not permitted for such person by Maryland law under the applicable circumstances.

    I. In any merger between PREN and a subsidiary of Legacy pursuant to which shares of PREN Common Stock are converted into cash or into securities other than Common Stock of Legacy





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        or of the surviving corporation, Legacy will make appropriate provisions such that the cash and other assets of PREN will not be depleted in any material respect, and the liabilities of PREN will not be increased in any material respect, as a result of such transaction.

    J. Until such time as there are no shares of PREN Preferred Stock outstanding, Legacy shall not take any action that would cause PREN to fail to qualify as a REIT.

5. If Legacy materially fails to do anything it has agreed to do in this Agreement or the Shareholders Agreement or does anything material it has agreed not to do, or if the Escrow terminates because of the passage of time as provided in Item 4 of the Shareholders Agreement, Legacy shall pay the total sum of $7,500,000 (or such larger sum as may be held in Escrow at such time) (together with earnings thereon) as liquidated damages, with such sum being apportioned among PREN and the Selling Shareholders as PREN may direct. Notwithstanding the foregoing, Legacy shall not be obligated to pay such liquidated damages in the case of the passage of time provided in Item 4 of the Shareholders Agreement if such passage of time occurs as a result of (i) any failure of the condition set forth in paragraph (a) of the Offer Conditions or Merger Conditions (as applicable) which results, directly or indirectly, from any litigation or other claim or action commenced by or on behalf of, or based on or relating to, PREN or any of its officers, directors, employees, agents, shareholders or affiliates, (ii) any failure of the condition set forth in paragraph (c) of the Offer Conditions or Merger Conditions (as applicable) (provided that Legacy shall be obligated, for purposes of this Item 5 only, to consummate the Offer or Merger (as applicable) within three business days following the satisfaction of such condition), or (iii) any failure of the conditions set forth in paragraph (d), (e) or (f) of the Offer Conditions or Merger Conditions (as applicable). Additionally, upon notice to the escrow agent in accordance with the Escrow Agreement of Legacy's having so breached this Agreement, or of the passage of time, the Escrow shall be terminated, the initial $7,500,000 deposited by Legacy (or such larger sum as may be deposited by Legacy pursuant to Item 3 of the Shareholders Agreement) (together with earnings thereon) shall be distributed as provided in this Item 5, and any and all other shares and other items held in the Escrow shall be returned to the parties who originally deposited them. The parties expressly recognize that in the event of any failure of condition referenced above, measuring monetary damages would be extremely difficult or impracticable to ascertain because of the nature of the assets of PREN. The payment of $7,500,000 (or such larger sum as may be held in Escrow) (together with earnings thereon) as described above in this Item 5 is not intended as a forfeiture or penalty within the meaning of California Civil Code Section 3275 or 3369 but is intended to constitute liquidated damages, and shall be the sole and exclusive remedy of the Selling Shareholders and PREN.

6. This Agreement shall automatically terminate and be of no further force or effect upon the termination of the Shareholders Agreement in accordance with its terms. Upon any such termination, none of the parties hereto shall have any further obligation or liability hereunder.

7. This Agreement and the Shareholders Agreement (including the exhibits hereto and thereto) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and are intended to be fully binding and enforceable as of the dates provided. This Agreement may be executed in counterparts. This Agreement shall be governed and construed in accordance with the laws of the State of California,





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without regard to the laws that might be applicable under conflicts of laws principles. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by Legacy and PREN; provided that any party to this Agreement may waive in writing any obligation owed to it by any other party under this Agreement. In the event of any action brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover attorneys' fees, as well as all other costs and expenses of bringing such action as an element of damages.

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date set forth above.



Price Enterprises, Inc.                     Excel Legacy Corporation


By:    /s/ Jack McGrory                     By:    /s/ Richard B. Muir
       ------------------------                    ---------------------------
Name:  Jack McGrory                         Name:  Richard B. Muir
       ------------------------                    ---------------------------
Title: Chief Executive Officer              Title: Executive Vice President
       ------------------------                    ---------------------------




















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